K-Fed Bancorp
2004 STOCK OPTION PLAN

STOCK OPTION AGREEMENT
(EMPLOYEES)

A.           STOCK OPTIONS for a total of _______ shares of Common Stock, par value $0.01 per share, of K-Fed Bancorp (the “Company”) are hereby granted to ______________________________ (the “Participant” or “you”).    The grant and terms of the Options shall be subject in all respects to the K-Fed Bancorp 2004 Stock Option Plan (the “Stock Option Plan”).  The terms of this Stock Option Agreement are subject to the terms and conditions of the Stock Option Plan.
B.           The Option exercise price of the Common Stock is $___.__ per share, the Fair Market Value (as defined in the Stock Option Plan) of the Common Stock on__________ __, ____, the date of grant.
C.           The Options granted hereunder shall vest ratably in five (5) approximately equal installments commencing on the first anniversary of the date of grant, or __________ __, ____,  and continuing each anniversary thereafter through __________ __, ____ .  The Options granted hereunder may be exercised for up to ten (10) years from the date of grant, subject to sub-paragraph D below.
D.           If you terminate Continuous Service with the Company or its affiliates for any reason other than death, disability, termination for cause, termination upon normal retirement, or termination following a change in control, Options will be exercisable only as to those Options in which you are vested at the time of such termination for a period of up to three months following such termination.  If you terminate Continuous Service with the Company due to death or disability, or following a change in control or due to normal retirement, your Options, whether or not exercisable at such time, will become exercisable by you (or your legal representative or beneficiary) for one (1) year following your cessation of Continuous Service.  In no event will the period of exercise extend beyond the expiration of the Option term.  If you are terminated for cause, all rights under this Stock Option Agreement shall expire upon your termination.
E.           Options may not be exercised if the issuance of shares of Common Stock of the Company upon such exercise would constitute a violation of any applicable federal or state securities or other law or regulation.  The Participant, as a condition to exercise of the Options, shall represent to the Company that the shares of Common Stock of the Company that he acquires pursuant to such exercise are being acquired by such Participant for investment and not with a present view to distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.
F.           All Options granted to you as Incentive Stock Options may not be transferred in any manner otherwise than by will or the laws of descent and distribution, and may be exercised by you during your lifetime.
G.           A copy of the Stock Option Plan is enclosed and your attention is invited to all the provisions of the plan.  You will observe that you are not required to exercise the Options as to any particular number or shares at one time, but the Options must be exercised, if at all and to the extent exercised, by no later than ten years from the date of grant.  The Options may be exercised during such term only in accordance with the terms of the plan.  In the event of any inconsistency between this Stock Option Agreement and the Stock Option Plan, the terms of the Stock Option Plan will control.
H.           All Options granted to you shall be deemed to be Incentive Stock Options, to the extent permitted under the Internal Revenue Code and regulations.  Any Incentive Stock Option which is not exercised within three (3) months of termination of employment for reasons other than death or disability shall become a Non-statutory Stock Option.  Any Incentive Stock Option not exercised within one (1) year of termination of employment due to disability shall become a Non-statutory Stock Option.  In order to obtain Incentive Stock Option treatment for an Option exercised by the heirs or devisees of an optionee, the death of the optionee must have occurred while the optionee is employed by the Company or an affiliate, or within three (3) months of the optionee’s termination of employment.
I.	All exercises of the Options must be made by executing and returning the Notice of Exercise of Stock Options attached hereto as Exhibit A, and upon receipt of any shares of Common Stock upon the exercise of any Options the recipient shall complete and return to the Company the Acknowledgment of Receipt of Stock Option Shares attached hereto as Exhibit B.
J.      Any awards made hereunder pursuant to the terms of the Stock Option Plan shall, to the extent necessary to comply with the American Jobs Creation Act of 2004 (the “Act”) and subsequent guidance to be issued by the Treasury Department, be deemed to be made in compliance with the Act from the date of grant and any provisions inconsistent therewith shall be retroactively modified (if modification is permitted within the terms of the Act) or stricken, if necessary, to maintain compliance with the Act.  Such modification or striking will include, by way of example and not limitation, the restructuring of vesting provisions, if necessary, to comply with the Act.

Dated: _________________________

ATTEST:	K-FED BANCORP

By: ___________________________	By:________________________________

The Participant acknowledges receipt of a copy of the K-Fed Bancorp 2004 Stock Option Plan and represents that he is familiar with the terms and provisions thereof.  The Participant hereby accepts the Options subject to all the terms and provisions of such Stock Option Plan.  The Participant hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the committee established to administer such Stock Option Plan upon any questions arising under such plan.

Dated:  ______________

By_________________________________
Participant’s Signature

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